Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations & Treasurer

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION DECLARES QUARTERLY DISTRIBUTIONS

BOSTON, MASSACHUSETTS – May 21, 2014 – American Tower Corporation (NYSE: AMT) announced that its board of directors has declared its quarterly cash distribution of $0.34 per share on shares of the Company’s common stock. The distribution is payable on July 16, 2014 to such stockholders of record at the close of business on June 17, 2014. Additionally, the board of directors has declared a cash distribution of $1.3563 per share on shares of the Company’s 5.25% Mandatory Convertible Preferred Stock, Series A, which is payable on August 15, 2014 to such stockholders of record at the close of business on August 1, 2014. The 5.25% Mandatory Convertible Preferred Stock, Series A is listed on the New York Stock Exchange under the symbol “AMTPRA”.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate. American Tower currently owns and operates approximately 68,000 communications sites in the United States, Brazil, Chile, Colombia, Costa Rica, Germany, Ghana, India, Mexico, Panama, Peru, South Africa and Uganda. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-Q for the quarter ended March 31, 2014 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

###